Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 25, 2014, relating to our audits of the consolidated financial statements of Bankwell Financial Group, Inc. and subsidiaries, as of December 31, 2013 and 2012 and for each of the three years in the period ended December 31, 2013 which report appears in the Form S-4 of Bankwell Financial Group, Inc. filed on June 26, 2014.

/s/ Whittlesey & Hadley, P.C.

Hartford, Connecticut
September 30, 2014